CONTACT:	Michael S. Piemonte	FOR IMMEDIATE RELEASE:

	(716) 842-5138	July 14, 2003

M&T BANK CORPORATION ANNOUNCES SECOND QUARTER EARNINGS

     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE: MTB) today reported its results of operations for the quarter ended June 30, 2003.

     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2003 were $1.10, compared with $1.19 in the year-earlier period. On the same basis, the recent quarter’s net income totaled $134 million, up 17% from $115 million in the second quarter of 2002.

     The recent quarter’s results reflect the impact of operations obtained in M&T’s April 1, 2003 acquisition of Allfirst Financial Inc. (“Allfirst”) and the related issuance by M&T of 26.7 million common shares. Merger-related expenses were $22 million, after applicable tax effect, or $.17 per diluted share in the second quarter of 2003, and represent costs for professional services, travel and other expenses associated with the acquisition and the related integration of data processing and other operating systems and functions. There were no similar expenses in the second quarter of 2002.

     GAAP-basis net income for the second quarter of 2003 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.10% and 10.00%, respectively, compared with 1.47% and 15.43%, respectively, in the year-earlier quarter. A combined balance sheet for M&T on April 1, 2003, which includes a summary of assets acquired and liabilities assumed by M&T from Allfirst as of the acquisition date, is included herein.

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     Robert G. Wilmers, Chairman of the Board, President and Chief Executive Officer of M&T commented, “The last few months have proven to be both challenging and exciting, as we welcomed former Allfirst employees to M&T and integrated Allfirst’s operations into those of M&T. We are pleased to report that through the efforts of many dedicated employees from throughout the expanded M&T the recently completed systems conversions went smoothly. We look forward to efficiently providing enhanced services to our customers now that all M&T customer accounts are housed on the same data processing systems.”

     For the six months ended June 30, 2003 and 2002, GAAP-basis diluted earnings per share were $2.30 and $2.37, respectively. GAAP-basis net income for the first six months of 2003 totaled $251 million, 10% higher than $228 million in the year-earlier period. Merger-related expenses incurred during 2003 associated with the acquisition of Allfirst were $25 million, after applicable tax effect, or $.23 per diluted share. M&T will incur additional merger-related expenses in the second half of 2003 as Allfirst’s operations are fully integrated into M&T. There were no merger-related expenses in the first half of 2002. GAAP-basis net income for the first half of 2003 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.23% and 11.67%, respectively, compared with 1.47% and 15.49%, respectively, in the corresponding 2002 period.

     Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets and expenses associated with merging acquired operations into M&T. Although “net operating

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income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $14 million ($.11 per diluted share) in the recent quarter, compared with $9 million ($.09 per diluted share) in the year-earlier quarter. Similar amortization charges for the six months ended June 30, 2003 and 2002 were $21 million, after tax effect ($.20 per diluted share) and $17 million, after tax effect ($.18 per diluted share), respectively.

     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $1.38 for the quarter ended June 30, 2003, compared with $1.28 in the second quarter of 2002. Net operating income for the recent quarter was $169 million, up 38% from $123 million in the year-earlier quarter. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.48% and 29.89%, respectively, in 2003’s second quarter, compared with 1.64% and 27.75% in the second quarter of 2002. Average tangible assets and equity exclude goodwill, core deposit and other intangible assets, net of applicable deferred tax balances, of $3.1 billion during the recent quarter and $1.2 billion during the second quarter of 2002.

     For the first six months of 2003, diluted net operating earnings per share were $2.73, compared with $2.55 in the corresponding 2002 period. Net operating income for the first half of 2003 rose to $297 million, up 21% from $245 million in the corresponding 2002 period. For the first six months of 2003, net operating income expressed as an annualized rate of return on

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average tangible assets and average tangible equity was 1.54% and 27.39%, respectively, compared with 1.64% and 28.03% in the similar 2002 period. Average tangible assets and equity exclude goodwill, core deposit and other intangible assets, net of applicable deferred tax balances, of $2.1 billion and $1.2 billion during the six months ended June 30, 2003 and 2002, respectively.

     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Six months ended
	June 30		June 30

	2003	2002	2003	2002

	(in thousands, except per share)
Diluted earnings per share	$1.10	1.19	2.30	2.37

Amortization of core deposit and other intangible assets(1)	.11	.09	.20	.18

Merger-related expenses(1)	.17	—	.23	—

Diluted net operating earnings per share	$1.38	1.28	2.73	2.55

Net income	$134,040	114,507	250,578	228,084

Amortization of core deposit and other intangible assets(1)	13,883	8,533	20,977	17,326

Merger-related expenses(1)	21,513	—	25,112	—

Net operating income	$169,436	123,040	296,667	245,410

(1)	After any related tax effect

     Accounting for Stock-Based Compensation. Effective January 1, 2003, M&T began expensing stock-based compensation in accordance with the fair value method of accounting described in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended. As a

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result, salaries and employee benefits expense in the first and second quarters of 2003 included $10 million of stock-based compensation, resulting in a reduction of net income in each quarter of $7 million, or $.08 per diluted share in the initial 2003 quarter and $.06 per diluted share in the second quarter of 2003. Using the retroactive restatement method described in SFAS No. 148, which amended SFAS No. 123, salaries and employee benefits expense for the first and second quarters of 2002 were each restated to include $10 million of stock-based compensation, resulting in a reduction of previously reported net income of $7 million, or $.07 per diluted share, in each of the 2002 quarters. These expenses are included in both the GAAP and supplemental non-GAAP results of operations discussed above.

     Taxable-equivalent Net Interest Income. Led by growth in average loans outstanding, taxable-equivalent net interest income increased 39% to $435 million in the second quarter of 2003 from $313 million in the year-earlier quarter. Reflecting the impact of $10.2 billion of loans obtained in the Allfirst acquisition, average loans outstanding increased 45% to $36.6 billion in 2003’s second quarter from $25.2 billion in the comparable 2002 period. Net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, was 4.12% in the recent quarter and 4.43% in the year-earlier period. The decline in net interest margin was predominantly a consequence of the yields on earning assets and rates paid on interest-bearing liabilities obtained in the Allfirst acquisition.

     Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $36 million in the second quarter of 2003, up from $28 million a year earlier. Net charge-offs of loans during the recent quarter were $23 million, down from $25

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million in the year-earlier period. Net charge-offs of loans acquired from Allfirst during the recent quarter were not significant. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .26% in 2003’s second quarter, compared with .39% in the corresponding 2002 period. Loans classified as nonperforming totaled $319 million, or .86% of total loans at June 30, 2003, compared with $168 million or .66% at June 30, 2002. Loans past due 90 days or more and accruing interest were $170 million at the recent quarter-end, compared with $128 million a year earlier. Included in these loans at June 30, 2003 and 2002 were $115 million and $104 million, respectively, of one-to-four family residential mortgage loans serviced by M&T and repurchased from the Government National Mortgage Association. The outstanding principal balances of these loans are fully guaranteed by government agencies. The loans were repurchased to reduce the cost of servicing them. In general, the remaining portion of accruing loans past due 90 days or more are either also guaranteed by government agencies or well-secured by collateral. Included in the June 30, 2003 totals of nonperforming loans and loans past due 90 days or more and accruing interest were loans obtained in the Allfirst transaction of $109 million and $33 million, respectively. Assets taken in foreclosure of defaulted loans were $23 million at June 30, 2003, compared with $22 million a year earlier.

     Allowance for Credit Losses. The allowance for credit losses totaled $604 million, or 1.63% of total loans, at June 30, 2003, compared with $436 million, or 1.70%, a year earlier. On the April 1, 2003 acquisition date, Allfirst had an allowance for credit losses of $146 million, or 1.43% of Allfirst’s loans then outstanding. Immediately following the merger on April 1, the combined balance sheet of M&T and Allfirst included an allowance

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for credit losses of $591 million that was equal to 1.62% of the $36.4 billion of outstanding loans. The ratio of M&T’s allowance for credit losses to nonperforming loans was 189% and 260% at June 30, 2003 and 2002, respectively.

     Noninterest Income and Expense. Noninterest income in the second quarter of 2003 totaled $233 million, 92% higher than $121 million in the year-earlier quarter. Approximately 80% of the increase was attributable to revenues related to operations in market areas associated with the former Allfirst franchise. In addition, higher mortgage banking revenues, largely the result of the low interest rate environment, and increased service charges on deposit accounts contributed to the improvement.

     Noninterest expense in the recent quarter totaled $431 million, up 85% from $233 million in 2002’s second quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of the previously noted amortization of core deposit and other intangible assets of $23 million in 2003 and $13 million in 2002, and merger-related expenses of $33 million in 2003. There were no merger-related expenses in 2002. Exclusive of these nonoperating expenses, noninterest operating expenses were $375 million in the recent quarter, compared with $220 million in the second quarter of 2002. Higher costs for salaries, including commissions, incentive compensation, and increased staffing levels resulting from the Allfirst acquisition, contributed to the increase in operating expenses. In addition, an $18 million provision for the impairment of capitalized mortgage servicing rights was recorded during the recently completed quarter, reflecting the impact on customer refinancings that the current low interest rate environment is expected to have on the rate of residential

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mortgage prepayments. A similar charge of $3 million was recognized during the second quarter of 2002.

     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 56.2% in the second quarter of 2003, compared with 50.7% in the year-earlier period. The higher ratio in 2003 reflects the acquired Allfirst operations that will be integrated into M&T’s operations during the second half of 2003.

     Michael P. Pinto, M&T’s Executive Vice President and Chief Financial Officer observed, “We are quite pleased with our results for the second quarter. Low interest rates continue to have a beneficial effect on our consumer lending businesses, including automobile lending and residential mortgage loan originations. With regard to Allfirst, virtually all aspects of the integration are proceeding according to plan and we remain confident that, exclusive of merger-related expenses and amortization of intangible assets, the acquisition will not be dilutive to operating earnings in 2003. Furthermore, we expect that earnings for the full year, after excluding Allfirst merger expenses, will be in line with current analysts’ estimates.”

     Balance Sheet. M&T had total assets of $50.4 billion at June 30, 2003, up from $31.7 billion at June 30, 2002. Loans and leases, net of unearned discount, rose 45% to $37.0 billion at the recent quarter-end from $25.6 billion a year earlier. Deposits were $32.5 billion at June 30, 2003, up from $21.9 billion at June 30, 2002. Total assets, loans and deposits obtained in the Allfirst transaction were $16 billion, $10 billion and $11 billion,

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respectively. Total stockholders’ equity was $5.4 billion at June 30, 2003, representing 10.78% of total assets, compared with $3.0 billion or 9.46% a year earlier. Common stockholders’ equity per share was $45.46 and $32.54 at June 30, 2003 and 2002, respectively. Tangible equity per common share was $19.47 at June 30, 2003, compared with $19.58 at June 30, 2002. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.1 billion in 2003 and $1.2 billion in 2002.

     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss second quarter financial results at 10:00 a.m. Eastern Time today, July 14, 2003. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until July 15, 2003 by calling 877-519-4471, code 4020789 and 973-341-3080 for international participants. The event will also be archived and available by noon today on M&T’s website at http://ir.mandtbank.com/conference.cfm.

     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. M&T undertakes no obligation to update publicly any forward-looking

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statements, whether as a result of new information, future events or otherwise.

     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements. These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.

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Financial Highlights

	Three months ended			Six months ended
	June 30			June 30

Amounts in thousands,
except per share	2003	2002	Change	2003	2002	Change

Performance

Net income	$134,040	114,507	17%	$250,578	228,084	10%

Per common share:

Basic earnings	$1.12	1.23	-9%	$2.36	2.45	-4%

Diluted earnings	1.10	1.19	-8	2.30	2.37	-3

Cash dividends	$.30	.25	20	$.60	.50	20

Common shares outstanding:

Average — diluted (1)	122,366	95,917	28%	108,789	96,107	13%

Period end (2)	119,519	92,192	30	119,519	92,192	30

Return on (annualized):

Average total assets	1.10%	1.47%		1.23%	1.47%

Average common stockholders’ equity	10.00%	15.43%		11.67%	15.49%

Taxable-equivalent net interest income	$435,198	313,097	39%	$754,788	617,756	22%

Yield on average earning assets	5.50%	6.57%		5.68%	6.62%

Cost of interest-bearing liabilities	1.65%	2.50%		1.75%	2.57%

Net interest spread	3.85%	4.07%		3.93%	4.05%

Contribution of interest-free funds	.27%	.36%		.27%	.35%

Net interest margin	4.12%	4.43%		4.20%	4.40%

Net charge-offs to average total net loans (annualized)	.26%	.39%		.31%	.33%

Net operating results (3)

Net operating income	$169,436	123,040	38%	$296,667	245,410	21%

Diluted net operating earnings per common share	1.38	1.28	8	2.73	2.55	7

Return on (annualized):

Average tangible assets	1.48%	1.64%		1.54%	1.64%

Average tangible common equity	29.89%	27.75%		27.39%	28.03%

Efficiency ratio	56.20%	50.67%		53.62%	50.96%

	At June 30

	2003	2002	Change

Loan quality

Nonaccrual loans	$311,881	159,468	96%

Renegotiated loans	6,985	8,463	-17

Total nonperforming loans	$318,866	167,931	90%

Accruing loans past due 90 days or more	$169,753	128,127	32%

Nonperforming loans to total net loans	.86%	.66%

Allowance for credit losses to total net loans	1.63%	1.70%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes merger-related expenses and amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.

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Condensed Consolidated Statement of Income

	Three months ended			Six months ended
	June 30			June 30

Dollars in thousands	2003	2002	Change	2003	2002	Change

Interest income	$576,396	461,425	25%	$1,011,955	922,612	10%

Interest expense	145,506	151,949	-4	265,098	312,076	-15

Net interest income	430,890	309,476	39	746,857	610,536	22

Provision for credit losses	36,000	28,000	29	69,000	52,000	33

Net interest income after provision for credit losses	394,890	281,476	40	677,857	558,536	21

Other income

Mortgage banking revenues	43,915	23,281	89	78,379	51,193	53

Service charges on deposit accounts	85,882	40,811	110	129,231	80,336	61

Trust income	33,640	15,318	120	47,839	31,123	54

Brokerage services income	14,361	12,078	19	24,409	22,997	6

Trading account and foreign exchange gains	5,689	386	1374	6,330	1,429	343

Gain (loss) on sales of bank investment securities	250	(170)	—	483	1	—

Other revenues from operations	49,160	29,475	67	79,073	58,328	36

Total other income	232,897	121,179	92	365,744	245,407	49

Other expense

Salaries and employee benefits	205,481	125,701	63	329,555	249,155	32

Equipment and net occupancy	47,896	25,727	86	75,047	52,931	42

Printing, postage and supplies	10,926	5,871	86	17,939	11,904	51

Amortization of core deposit and other intangible assets	22,671	13,142	73	34,269	26,685	28

Other costs of operations	144,173	62,826	129	216,615	125,876	72

Total other expense	431,147	233,267	85	673,425	466,551	44

Income before income taxes	196,640	169,388	16	370,176	337,392	10

Applicable income taxes	62,600	54,881	14	119,598	109,308	9

Net income	$134,040	114,507	17%	$250,578	228,084	10%

Summary of merger-related expenses included above:

Salaries and employee benefits	$3,553	—		$3,838	—

Equipment and net occupancy	800	—		896	—

Printing, postage and supplies	2,319	—		2,361	—

Other costs of operations	26,486	—		31,508	—

Total merger-related expenses	$33,158	—		$38,603	—

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Condensed Opening Balance Sheet

	Opening Balances April 1, 2003

Dollars in thousands	M&T	Allfirst	Combined

ASSETS

Investment securities	$4,146,303	1,409,620	5,555,923

Loans and leases, net of unearned discount	26,224,113	10,221,790	36,445,903

Less: allowance for credit losses	444,680	146,300	590,980

Net loans and leases	25,779,433	10,075,490	35,854,923

Goodwill	1,097,553	1,806,529	2,904,082

Core deposit and other intangible assets	107,342	199,265	306,607

Other assets	2,313,160	2,999,755	5,312,915

Total assets	$33,443,791	16,490,659	49,934,450

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits	$3,901,172	3,671,025	7,572,197

Interest-bearing deposits	18,023,050	7,264,496	25,287,546

Total deposits	21,924,222	10,935,521	32,859,743

Short-term borrowings	2,387,043	1,610,782	3,997,825

Accrued interest and other liabilities	424,887	723,882	1,148,769

Long-term borrowings	5,394,920	1,226,518	6,621,438

Total liabilities	30,131,072	14,496,703	44,627,775

Stockholders’ equity	3,312,719	1,993,956	5,306,675

Total liabilities and stockholders’ equity	$33,443,791	16,490,659	49,934,450

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Condensed Consolidated Balance Sheet

	June 30

Dollars in thousands	2003	2002	Change

ASSETS

Cash and due from banks	$2,565,621	864,158	197%

Money-market assets	288,929	92,514	212

Investment securities	5,945,533	2,960,512	101

Loans and leases, net of unearned discount	37,001,556	25,603,569	45

Less: allowance for credit losses	603,501	436,395	38

Net loans and leases	36,398,055	25,167,174	45

Goodwill	2,904,081	1,097,553	165

Core deposit and other intangible assets	283,936	143,589	98

Other assets	2,012,973	1,382,861	46

Total assets	$50,399,128	31,708,361	59%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$8,764,640	3,800,508	131%

Other deposits at U.S. offices	22,364,719	16,839,791	33

Deposits at foreign offices	1,409,414	1,217,273	16

Total deposits	32,538,773	21,857,572	49

Short-term borrowings	4,631,346	2,244,272	106

Accrued interest and other liabilities	1,036,791	394,882	163

Long-term borrowings	6,758,781	4,211,920	60

Total liabilities	44,965,691	28,708,646	57

Stockholders’ equity (1)	5,433,437	2,999,715	81

Total liabilities and stockholders’ equity	$50,399,128	31,708,361	59%

(1)	Reflects accumulated other comprehensive income, net of applicable income taxes, of $52.4 million at June 30, 2003 and $35.4 million at June 30, 2002.

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Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Six months ended
	June 30					June 30

Dollars in millions	2003		2002			2003		2002

					Change in					Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS

Money-market assets	$100	1.21%	273	1.76%	-63%	$337	1.27%	267	1.78%	26%

Investment securities	5,654	4.41	2,888	5.90	96	4,652	4.80	2,899	5.91	60

Loans and leases, net of unearned discount
Commercial, financial, etc	9,985	4.34	5,070	5.24	97	7,675	4.43	5,064	5.23	52

Real estate — commercial	12,059	6.14	9,432	7.09	28	10,880	6.33	9,402	7.10	16

Real estate — consumer	3,853	6.18	4,129	7.07	-7	3,519	6.31	4,284	7.09	-18

Consumer	10,735	6.19	6,583	7.00	63	9,167	6.23	6,412	7.09	43

Total loans and leases, net	36,632	5.67	25,214	6.70	45	31,241	5.86	25,162	6.75	24

Total earning assets	42,386	5.50	28,375	6.57	49	36,230	5.68	28,328	6.62	28

Goodwill	2,893		1,098		164	2,000		1,098		82

Core deposit and other intangible assets	295		150		97	204		157		31

Other assets	3,436		1,726		99	2,628		1,736		51

Total assets	$49,010		31,349		56%	$41,062		31,319		31%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits

NOW accounts	$903	.40	757	.56	19%	846	.38	748	.53	13%

Savings deposits	14,428	.79	8,822	1.23	64	12,039	.86	8,641	1.26	39

Time deposits	7,489	2.40	7,642	3.34	-2	6,687	2.50	7,890	3.49	-15

Deposits at foreign offices	996	1.16	404	1.51	147	1,024	1.18	441	1.51	132

Total interest-bearing deposits	23,816	1.30	17,625	2.12	35	20,596	1.39	17,720	2.23	16

Short-term borrowings	4,789	1.22	2,677	1.77	79	4,143	1.25	2,820	1.77	47

Long-term borrowings	6,698	3.22	4,121	4.56	63	5,774	3.41	3,924	4.70	47

Total interest-bearing liabilities	35,303	1.65	24,423	2.50	45	30,513	1.75	24,464	2.57	25

Noninterest-bearing deposits	7,373		3,585		106	5,565		3,520		58

Other liabilities	957		363		164	656		366		79

Total liabilities	43,633		28,371		54	36,734		28,350		30

Stockholders’ equity	5,377		2,978		81	4,328		2,969		46

Total liabilities and stockholders’ equity	$49,010		31,349		56%	$41,062		31,319		31%

Net interest spread		3.85		4.07			3.93		4.05

Contribution of interest-free funds		.27		.36			.27		.35

Net interest margin		4.12%		4.43%			4.20%		4.40%

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